News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Email: investor.relations@tlcvision.com

TLCVision Announces Acceleration of Stock Option Vesting

ST. LOUIS, MO, — December 14, 2005 — TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today that its Board of Directors has approved the accelerated vesting of all unvested and “out-of-the-money” stock options with an exercise price per share of $8.75 or higher.

As a result, options previously awarded to directors, officers and current employees for the purchase of approximately 662,000 shares of the Company’s common stock vested immediately. Based upon yesterday’s closing stock price on NASDAQ of $6.23, none of these options has economic value at this time.

The decision to accelerate the vesting of these options, which the Board of Directors believes is in the best interest of TLCVision shareholders and employees, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standard Board Statement No. 123R (Share-Based Payment) beginning in January 2006. In addition, because these options have exercise prices well in excess of current market values, they are not achieving their original objectives of incentive compensation and retention.

As a result of these accelerations, the Company expects to reduce the stock option expense it would otherwise be required to record in connection with the accelerated options by approximately $2.2 million over the original vesting period.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.